PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-63924
(To Prospectus dated March 23, 2005)            Filed Pursuant to Rule 424(b)(3)





                                [OBJECT OMITTED]



                         300,000,000 Depositary Receipts
                          CP HOLDRS(SM) Deposit Facility



     This prospectus supplement supplements information contained in the prospectus dated March 23, 2005, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRSSM Deposit Facility.

     The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company                    Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     EnCana Corporation                                   ECA           136.8          NYSE
     Fording Canadian Coal Trust(1)                       FDG           49.8           NYSE
     CP Ships Limited                                     TEU            25            NYSE
     Canadian Pacific Railway Company                      CP            50            NYSE
     Fairmont Hotels and Resorts Inc.                     FHR            25            NYSE

     (1) As a result of a 3 for 1 stock split of Fording Canadian Coal Trust (NYSE: "FDG"), effective September 16, 2005, the quantity of shares of Fording Canadian Coal Trust represented by a round-lot of 100 CP HOLDRS increased to 59.8 shares from 16.6 shares.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.